Exhibit 99.1

The Blaine Group, Inc.
A Total Communications Agency
8665 Wilshire Blvd., Suite #301, Beverly Hills, CA 90211
310/360-1499 · 310/360-1498 FAX · E-mail:  blaine@pacificnet.net

FOR IMMEDIATE RELEASE:	September 18, 2009

FOR FURTHER INFORMATION, CONTACT:	Lisa Baker/Devon Blaine
The Blaine Group
310/360-1499
310/360-1498 (FAX)
blaine@blainegroupinc.com

IMMUNOSYN REFUTES UNFOUNDED RUMORS IN MARKETPLACE

San Diego, CA … GlobeNewswire… Immunosyn Corporation (IMYN.OTC.BB) today made the following comment regarding market rumors about the Company. Although it is generally the Company’s practice not to respond to market rumors, management believes that in the current circumstances it is appropriate to do so. Management has become aware that rumors are circulating in the market suggesting that the Company currently is actively exploring a change of control transaction. Management believes that there is no basis whatsoever for these rumors that it is exploring such a transaction at this time. As it is the Company’s general policy not to comment on market rumors, it will have no further comment on this rumor.

About Immunosyn Corporation

San Diego, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics. Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019. (For more information on Immunosyn and SF-1019 go to http://www.immunosyn.com)

The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. For additional information, please consult the Company's most recent public filings and Annual Report on Form 10-K for its most recent fiscal year. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.